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                                                                   EXHIBIT 5.2.3

                               November 21, 1995



Oberweis Asset Management, Inc.
One Constitution Drive
Aurora, Illinois  60506

Ladies and Gentlemen:

     The Oberweis Emerging Growth Fund (the "Fund") intends to establish an additional portfolio, the Oberweis Micro-Cap Portfolio (the "Micro-Cap Portfolio"). This letter serves to notify Oberweis Asset Management, Inc. ("OAM") that the Fund desires to retain OAM to render investment advisory services for the Micro-Cap Portfolio, effective as of January 1, 1996, pursuant to the Investment Advisory Agreement dated October 1, 1994 between the Fund and OAM (the "Agreement"). For the services provided to the Micro-Cap Portfolio pursuant to the Agreement, the Fund will pay OAM on a monthly basis, an investment advisory fee at the annual rate of .60% of the average daily net assets of the Micro-Cap Portfolio.

                                  Oberweis Emerging Growth Fund



                                  /s/Patrick B. Joyce
                                  -------------------------------------------
                                  Patrick B. Joyce, Executive Vice President


Accepted and Agreed this
21st day of November, 1995.

Oberweis Asset Management, Inc.
     /s/James D. Oberweis
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By:  James D. Oberweis
Its  President